SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K/A No. 1
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
October 20, 2005
Agere Systems Inc.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

1-16397 (Commission File Number)	22-3746606 (IRS Employer Identification No.)

1110 American Parkway NE	18109
Allentown, Pennsylvania	(Zip Code)
(Address of principal executive
offices)
(610) 712-1000
(Registrant’s Telephone Number)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Item 8.01. Other Events.
Item 9.01. Financial Statements and Exhibits.
SIGNATURE
EX-10.1: EMPLOYMENT AGREEMENT WITH RICHARD L. CLEMMER
EX-10.2: FORM OF PERFORMANCE-VESTED RESTRICTED STOCK UNIT AGREEMENT-TOTAL STOCKHOLDER RETURN
EX-99.2: INTELLECTUAL PROPERTY REVENUE

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On October 25, 2005, John T. Dickson retired from his positions as President and Chief Executive Officer, and resigned his position as a member of the Board of Directors, of Agere Systems. On that date, the Board appointed Richard L. Clemmer as President and Chief Executive Officer. Mr. Clemmer is currently a member of Agere’s Board of Directors. Effective October 25, 2005, Mr. Clemmer resigned his position as Chairman and a member of Agere’s Audit Committee.
Mr. Clemmer, 53, has over 30 years of experience in the technology industry, where he has held a variety of executive, financial and management positions. Since June 2004, he has been a partner at Shelter Capital Partners, a private investment fund. Since 2003, he has been Chairman and President of Venture Capital Technology LLC, which is focused on investing in and consulting for technology companies, primarily involved as Chairman of uNav Microelectronics, an emerging global positioning systems chipset company. Between May 2001 and January 2003, he was on the Board and served as an executive at PurchasePro.com, Inc., a provider of electronic procurement and strategic sourcing solutions. Between 1996 and May 2001, Mr. Clemmer was Executive Vice President, Finance and Chief Financial Officer of Quantum Corp., which was a provider of hard disk drives and other storage solutions. Prior to Quantum, Mr. Clemmer served at Texas Instruments Incorporated for over 20 years, including between 1988 and 1996 as Senior Vice President and Chief Financial Officer of Texas Instruments’ Semiconductor Group. Mr. Clemmer is a director of i2 Technologies, Inc. and Excel Switching Corp.
We have entered into a letter agreement dated October 30, 2005 with Mr. Clemmer that outlines the terms of his employment with Agere. Under the letter agreement, Mr. Clemmer will serve as our President and Chief Executive Officer. His salary will initially be $680,000 per year and his target bonus will be 125% of his base salary. For fiscal 2006, we will pay him a bonus of at least $425,000. Any greater payment, as well as any bonus in future years, will depend on the level of achievement of goals set by the Compensation Committee of our Board of Directors.
Mr. Clemmer is receiving the following awards as hiring incentives:

1.	A seven-year stock option covering 500,000 shares. One quarter of the option will become exercisable on each of the first four anniversary dates of the date of grant.

2.	100,000 restricted stock units, one quarter of which will be paid out on each of the first four anniversary dates of the date of grant.

3.	150,000 restricted stock units which will be paid out after four years only if Agere’s total stockholder return exceeds the market capitalization-weighted total stockholder return for a peer group of nine companies.

4.	A lump sum payment of $100,000, to be used for housing and/or commuting expenses.
Mr. Clemmer will also receive $1 million of company-paid term life insurance, a $1,400 per month car allowance and a $10,000 per year financial counseling allowance. The financial counseling payments will be “grossed up” for taxes, so that Mr. Clemmer will receive $10,000 after taxes.
Mr. Clemmer will have the benefit of our Officer Severance Policy, which provides that if we terminate his employment other than for cause, he will be entitled to two years’ salary and bonus at target. He can elect to receive these payments either in a lump sum, or over time. If he elects to receive the payments over time, he will also continue to vest in any outstanding stock options or restricted stock units and receive continuation of his benefits. In order to receive the benefit of this policy, Mr. Clemmer has agreed that if he leaves the company, he will serve as non-executive chairman of the Board of Directors for up to two years, if the Board requests. Because Mr. Clemmer does not currently reside in the Allentown area and may be unwilling to relocate or continue commuting, we have agreed that if Mr. Clemmer elects to leave the company before October 26, 2006, we will make a lump sum payment to him of one year’s base salary and bonus at target. Unless we determine otherwise, Mr. Clemmer would have to repay this amount if he took a senior executive position at another company within six months.
On October 20, 2005, the Board of Directors appointed Gary J. Wojtaszek, 39, Vice President, Corporate Controller, to serve as the Company’s principal accounting officer, effective that date. Mr. Wojtaszek has been Vice President, Corporate Controller since September 2004. Prior to that time, Mr. Wojtaszek held a number of positions in Agere’s CFO organization since joining the company in April 2001, including Finance Director; Assistant Treasurer; Infrastructure Systems Group Controller; and Mobility Controller. Prior to joining the Company, Mr. Wojtaszek served as Regional Treasurer for Delphi Automotive Systems, Europe. Mr. Wojtaszek succeeds Peter Kelly as principal accounting officer. Mr. Kelly continues as the Company’s Executive Vice President and Chief Financial Officer.
Item 8.01. Other Events.
     Attached as Exhibit 99.2 is a chart detailing Agere’s intellectual property revenue for the quarter and twelve months ending September 30, 2005.
     On October 26, 2005, Agere announced that its Board of Directors had authorized the repurchase of up to $200 million of its common stock.
Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Employment Agreement with Richard L. Clemmer
10.2	Form of Performance-vested Restricted Stock Unit Agreement-Total Stockholder Return
99.1*	News release dated October 26, 2005
99.2	Intellectual property revenue

* Previously Filed.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGERE SYSTEMS INC.
Date: November 3, 2005	By:	/s/ Peter Kelly
		Name:	Peter Kelly
		Title:	Executive Vice President and Chief Financial Officer